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                                  Exhibit 7.2
                                  -----------

                         TURKEY VULTURE FUND XIII, LTD.
                               7001 CENTER STREET
                              MENTOR, OHIO  44060
                                  216-951-1111
                                   TELECOPIER
                                  216-255-8645


                                 July 23, 1997


VIA FEDERAL EXPRESS
-------------------

Ms. Lorraine O. Legg, President
Meridian Point Realty Trust '83
655 Montgomery Street, Suite 800
San Francisco, CA  94111

Dear Ms. Legg:

     The undersigned, as a shareholder of Meridian Point Realty Trust '83 ("Meridian '83"), hereby demands that the Trustees of Meridian '83 call and schedule an annual meeting of shareholders as soon as possible. The last annual meeting was held on February 10, 1995, and no election of Trustees has taken place since that date.

     The Amended and Restated Declaration of Trust (the "Declaration"), in
Section 6.7, requires that an annual meeting of shareholders take place within six months after the end of each fiscal year. In addition, Section 2.8(c) of the Declaration includes as one of the specific duties of the Independent Trustees that they shall: "Take reasonable steps to ensure that. . .the annual meeting is conducted pursuant to Article VI".

     Please advise Marc C. Krantz ((216) 696-8700) of Kohrman Jackson & Krantz P.L.L., 20th Floor, One Cleveland Center, Cleveland, Ohio 44114, by July 30, 1997, as to your response to this demand.

                                Very truly yours,

                                TURKEY VULTURE FUND XIII, LTD.



                                By: /s/ Richard M.Osborne
                                    ____________________________
                                    Richard M. Osborne, Manager


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